Pricing Supplement No. 2                              Registration No. 333-41350
Dated March 4, 2002                             Filed pursuant to Rule 424(b)(5)
(to Prospectus Supplement
Dated November 10, 2000 and
Prospectus Dated August 22, 2000)


                                U.S. $150,000,000

                            DARDEN RESTAURANTS, INC.
                           Medium-Term Notes, Series A
                             (5.75% Notes Due 2007)

                             ----------------------

Trade Date:                                       March 4, 2002

Settlement Date (Original Issue Date):            March 7, 2002

Maturity Date:                                    March 15, 2007

Extension Terms:                                  None

Principal Amount (in specified currency):         U.S. $150,000,000

Price to Public (Issue Price):                    99.770% of Principal Amount

Agent's Discount or Commission:                   .500% of Principal Amount

Net Proceeds to Darden Restaurants:               U.S. $148,905,000


Interest Rate:                                     X  Fixed Rate
                                                  [ ] Floating Rate
                                                  [ ] Original Issue Discount
                                                  [ ] Amortizing
                                                  [ ] Indexed

                                                  5.75% per annum (fixed rate)


Record Dates:                                     Each September 1 and March 1

Interest Payment Dates:                           Each September 15 and March 15

First Interest Payment Date:                      September 15, 2002

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Redemption Terms:      The Notes will be redeemable, in whole or in part, at
                       the option of Darden Restaurants, Inc., at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes, and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of interest on the Notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate plus 25 basis points plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

                       The quotation agent for this make-whole redemption option is Banc of America Securities LLC or such other Reference Treasury Dealer as Darden Restaurants, Inc. shall appoint from time to time.

Repayment Terms:       None

Form of Note
(Book-Entry or
Certificated):         Book-Entry

CUSIP No:              23719E AB9

Denominations:         Minimum denominations of $1,000 or integral multiples of
                       $1,000.

Trustee and Paying
Agent:                 Wells Fargo Bank Minnesota, National Association

Other Terms:           All of the Notes need not be issued at the same time and
                       the Notes offered pursuant to this Pricing Supplement and the Prospectus Supplement dated November 10, 2000 may be reopened, without notice to or the consent of any holder, for issuances of additional Notes of that same series. Any such additional Notes may have the same ranking and the same interest rate, maturity and other terms as the previously issued Notes, and will be consolidated with these previously issued Notes.

Use of Proceeds        Darden Restaurants, Inc. intends to use the net proceeds
                       from the sale of the Notes to repay commercial paper and for other general corporate purposes. As of March 4, 2002, Darden Restaurants, Inc. had total commercial paper outstanding of $68.1 million.

     The rate of U.S. backup withholding described in the section entitled UNITED STATES TAXATION - U.S. Backup Withholding and Information Reporting - United States Holders on page S-37 of the Prospectus Supplement dated November 10, 2000, has changed from 31% to 30%.

     Darden Restaurants, Inc. may issue in an aggregate principal amount of up to $350,000,000 of Medium-Term Notes, Series A, and, to date, including this offering, an aggregate of $225,000,000 of Medium-Term Notes, Series A, have been issued. The Notes will not be listed on any securities exchange or included in any automated quotation system.

     The names of the Agents through whom this offering is being conducted are Banc of America Securities LLC, First Union Securities, Inc., SunTrust Capital Markets, Inc. and The Williams Capital Group, L.P. The Agents will act in the capacity of agents.

     First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this Pricing Supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the Notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense.

                             ----------------------

BANC OF AMERICA SECURITIES LLC
                    WACHOVIA SECURITIES
                              SUNTRUST ROBINSON HUMPHREY
                                                THE WILLIAMS CAPITAL GROUP, L.P.